EXHIBIT 99.1

RADIUS BANCORP INC.

CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019

RADIUS BANCORP INC.
CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019

                            Crowe LLP
Independent Member Crowe Global

INDEPENDENT AUDITOR’S REPORT

Board of Directors
LendingClub Corporation
San Francisco, California

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Radius Bancorp Inc., which comprise the consolidated statements of financial condition as of December 31, 2020 and 2019, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Radius Bancorp Inc. as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis Regarding Subsequent Events

As discussed in Note 17 to the consolidated financial statements, Radius Bancorp, Inc. and its wholly-owned subsidiary, Radius Bank, were acquired by LendingClub Corporation on February 1, 2021. Our opinion is not modified with respect to this matter.

Report on Other Legal and Regulatory Requirements

We also have audited, in accordance with auditing standards generally accepted in the United States of America, Radius Bancorp Inc.’s internal control over financial reporting as of December 31, 2020, based on criteria established in the Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) relevant to reporting objectives for the express purpose of meeting the regulatory requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA) and our report dated April 19, 2021 expressed an unmodified opinion.

/s/ Crowe LLP

New York, New York
April 19, 2021

RADIUS BANCORP INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
As of December 31, 2020 and 2019
(Dollars in thousands)
__________________________________________________________________________________________

ASSETS	2020	2019
Cash and due from banks	$411,111	$34,882
Debt securities available for sale, at fair value	261,668	231,663
Equity securities	2,253	2,371
Loans and leases, net of allowance for loan and lease losses of $13,174 and $8,284, respectively	1,641,704	1,069,051
Restricted stock, at cost	1,014	3,271
Premises and equipment, net	2,476	2,528
Accrued interest receivable	7,643	3,543
Bank-owned life insurance	31,405	30,515
Prepaid expenses	1,697	1,765
Core deposit intangible	1,413	1,827
Loan servicing rights	3,136	3,328
Other assets	12,467	5,838
Total assets	$2,377,987	$1,390,582

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Non-interest bearing	96,443	53,172
Interest bearing	1,641,340	1,135,556
Total deposits	1,737,783	1,188,728
Repurchase agreements	5,870	6,888
Advances from FHLBB	2,843	52,847
Advances from PPPLF	467,889	—
Subordinate debt	15,138	15,030
Short term borrowings	4,000	4,000
Net deferred tax liability	3,915	2,879
Accrued interest payable	1,036	970
Mortgagors’ escrow accounts	466	572
Other liabilities	20,049	10,117
Total liabilities	2,258,989	1,282,031

STOCKHOLDERS’ EQUITY
Preferred stock, par value, $0.01 per share, authorized 1,000,000 shares; 0 shares issued and outstanding in 2020 and 2019	—	—
Class A Voting Common stock, par value, $0.01 per share; authorized 8,000,000 shares; shares issued and outstanding of 4,970,205 in 2020 and 2019	50	50
Class B Non-Voting Common stock, par value, $0.01 per share; authorized 3,000,000 shares; 2,320,882 shares issued and outstanding in 2020 and 2019	23	23
Additional paid-in capital	81,670	81,640
Retained earnings	32,483	25,288
Accumulated other comprehensive income, net of tax	4,772	1,550
Total stockholders’ equity	118,998	108,551
Total liabilities and stockholders’ equity	$2,377,987	$1,390,582
See accompanying notes to consolidated financial statements.

RADIUS BANCORP INC.
CONSOLIDATED STATEMENTS OF INCOME
For the years ended December 31, 2020 and 2019
(Dollars in thousands except per share amounts)
__________________________________________________________________________________________

	2020	2019
Interest and dividend income
Loans	$61,117	$45,875
Taxable securities	5,588	6,783
Tax exempt securities	972	1,138
Other	251	1,243
Total interest and dividend income	67,928	55,039

Interest expense
Deposits	8,392	15,902
Repurchase agreements	5	10
FHLBB advances	387	1,060
PPPLF advances	1,318	—
Short term borrowings	199	238
Subordinate debt	995	995
Total interest expense	11,296	18,205

Net interest and dividend income	56,632	36,834

Provision for loan and lease losses	11,321	4,457
Net interest and dividend income after provision for loan and lease losses	45,311	32,377

Noninterest income
Gain on sale of loans, net	2,802	3,309
Gain on sale of equity securities	1,617	—
Gain on sale of available for sale debt securities	277	1,410
Gain on equipment finance lease terminations	1,965	623
Deposit account service charges	1,046	502
ATM fee income	1,281	837
Loan servicing fees	1,996	2,051
Income from bank-owned life insurance	889	915
Fair value loss on indemnification asset	(367)	(357)
Other	5,314	4,618
Total noninterest income	16,820	13,908

Noninterest expense
Employee compensation and benefits	25,875	19,517
Occupancy	2,200	2,296
Professional services	5,329	3,722
Data processing	9,450	5,446
Deposit insurance premiums	1,459	1,158
Marketing and advertising	1,861	1,287
Operating losses net of recovery	1,695	448
ATM charges	924	852
Directors’ fees and travel	458	527
Travel and entertainment	208	622
Core deposit intangible amortization	414	414
Foreclosed asset expenses	—	3
Other	3,370	2,594
Total noninterest expense	53,243	38,886

Income before income taxes	8,888	7,399
Income tax expense	1,693	2,124
Net income	$7,195	$5,275

Basic earnings per share	$0.99	$0.72
Diluted earnings per share	0.97	0.72
See accompanying notes to consolidated financial statements.

RADIUS BANCORP INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
For the years ended December 31, 2020 and 2019
(Dollars in thousands)
__________________________________________________________________________________________

	2020	2019
Net income	$7,195	$5,275

Other comprehensive income:
Unrealized gains/losses on securities:
Unrealized holding gains arising during the period	4,563	7,155
Reclassification adjustment for gains included in net income	(277)	(1,410)

Tax effect	(1,064)	(1,459)
Total other comprehensive income	3,222	4,286
Comprehensive income	$10,417	$9,561

See accompanying notes to consolidated financial statements.

RADIUS BANCORP INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the years ended December 31, 2020 and 2019
(Dollars in thousands)
___________________________________________________________________________

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive (Loss) / Income	Total Stockholders’ Equity

Balance at January 1, 2019	$—	$73	$81,150	$20,013	$(2,736)	$98,500
Stock based compensation	—	—	531	—	—	531
Cashless exercise of stock options	—	—	(41)	—	—	(41)
Net income	—	—	—	5,275	—	5,275
Other comprehensive income	—	—	—	—	4,286	4,286
Balance at December 31, 2019	$—	$73	$81,640	$25,288	$1,550	$108,551

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Stockholders’ Equity

Balance at January 1, 2020	$—	$73	$81,640	$25,288	$1,550	$108,551
Stock based compensation	—	—	113	—	—	113
Cashless exercise of stock options	—	—	(83)	—	—	(83)
Net income	—	—	—	7,195	—	7,195
Other comprehensive income	—	—	—	—	3,222	3,222
Balance at December 31, 2020	$—	$73	$81,670	$32,483	$4,772	$118,998
See accompanying notes to consolidated financial statements.

RADIUS BANCORP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2020 and 2019
(Dollars in thousands)
___________________________________________________________________________

	2020	2019
Cash flows from operating activities
Net income	$7,195	$5,275
Adjustments to reconcile net income to net cash provided by operating activities
Provision for loan and lease losses	11,321	4,457
Depreciation	885	922
Net amortization of securities	363	185
Amortization of loan deferrals, net	8,566	1,747
Accretion of fair value marks, net	809	918
(Gain)/Loss on sales of available for sale securities	(277)	(1,410)
Gain on sales of loans, net	(2,802)	(3,309)
Gain on equipment finance lease terminations	(1,965)	(623)
Gain on sale of equity securities	(1,617)	—
Gain on sales of other assets owned	—	(23)
Provision for deferred income taxes	(1)	1,614
Fair value loss on indemnification asset	367	357
Writedown of other foreclosed assets	—	3
Income from bank owned life insurance	(889)	(915)
Amortization of core deposit intangible	414	414
Increase in accrued interest receivable	(4,100)	(80)
Increase in other assets, prepaid, loan servicing rights, net	(6,630)	(1,420)
Accretion of FHLBB discount	(4)	20
Stock based compensation	113	531
Amortization of subordinated debt issuance costs	108	107
Increase in accrued interest payable	66	515
Increase in other liabilities, net	9,932	1,182
Net cash provided by operating activities	21,854	10,467

Cash flows from investing activities
Purchases of debt securities available for sale	(110,783)	(87,689)
Principal repayments/maturities/calls of debt securities available for sale	64,208	35,717
Proceeds from sale of debt securities available for sale	20,770	45,271
Loans sold from portfolio	58,795	51,047
Loan originations, net of repayments	(608,166)	(141,783)
Proceeds from sale of other assets owned	—	490
Loan purchases	(39,841)	(47,429)
Purchases of bank premises and equipment	(876)	(707)
Proceeds from sale of equity investments	2,524	—
FHLBB stock purchases	(10,160)	(17,812)
FHLBB stock redemptions	12,417	16,915
Purchases of other investments	(250)	(50)
Net cash (used in) investing activities	(611,362)	(146,030)

RADIUS BANCORP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2020 and 2019
(Dollars in thousands)
___________________________________________________________________________

	2020	2019
Cash flows from financing activities
Net increase in deposits	549,055	93,688
Net decrease in repurchase agreements	(1,018)	(2,150)
Proceeds from FHLBB advances	—	50,000
Repayments of FHLBB advances	(50,000)	(20,021)
Proceeds from FRB advances	467,889	—
Decrease in mortgagors’ escrow accounts	(106)	(67)
Cashless exercise of options	(83)	(41)
Net cash provided by financing activities	965,737	121,409

Net increase (decrease) in cash and cash equivalents	376,229	(14,154)
Cash and cash equivalents, beginning of period	34,882	49,036
Cash and cash equivalents, end of period	$411,111	$34,882

Supplemental cash flow information
Interest paid	$11,230	$17,690
Income taxes paid	1,150	380

Supplemental noncash disclosures
Transfer to foreclosed assets	$—	$(285)
Conversion of equity securities	278	(1,751)

See accompanying notes to consolidated financial statements.

RADIUS BANCORP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations: Radius Bancorp Inc. (the “Company”), a federally chartered thrift holding company, is incorporated in Delaware and is headquartered in Boston, Massachusetts. On June 3, 2016, Radius Investment Corp., formed for the purpose of consummating the acquisition of Radius Bancorp Inc., purchased 100% of the then outstanding shares of Radius Bancorp, Inc. for a combination of stock and cash. Subsequent to the transaction, Radius Bancorp Inc. was merged with and into Radius Investment Corp. with Radius Investment Corp. being the surviving entity and the name subsequently changed to Radius Bancorp Inc.

The Company’s activity consists of owning and supervising its subsidiary, Radius Bank (the “Bank”) which is a full service bank.  The Bank offers a wide range of products and services, including commercial loans and leases, deposit products and cash management services to middle market and small businesses, union organizations, pension funds, municipalities, and not-for-profit organizations through its institutional, equipment financing and SBA national platforms. It also provides personal deposit accounts and online and mobile banking services through its virtual platform and its financial center location in Boston, MA. The Bank is subject to competition from other financial institutions including commercial banks, savings banks, trust companies and other financial service providers including equipment finance companies. The Bank is a federally chartered stock savings bank with its headquarters located in Boston, Massachusetts. Under its charter, the Bank is subject to the regulations of, and periodic examination by, the Office of the Comptroller of the Currency (“OCC”) and the Federal Deposit Insurance Corporation (“FDIC”). The Bank’s deposits are insured by the Deposit Insurance Fund of the FDIC.

The Bank has been approved by the OCC to operate as a Covered Savings Association (“CSA”) effective October 3, 2019. The Bank’s activities are now subject to the same laws, regulations, and safety and soundness expectations as a national bank, including any appropriate enforcement action for failure to comply with applicable laws and regulations. As a CSA, the Bank will retain its federal stock savings bank charter and must continue to comply with the provisions of law applicable to federal stock savings banks for certain limited purposes determined by OCC regulation.

Basis of Presentation: The consolidated financial statements of the Company have been prepared on the basis of generally accepted accounting principles in the United States of America (GAAP).

Use of Estimates: In preparing financial statements in conformity with GAAP management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation: The accompanying consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary, Radius Bank, and the Bank’s wholly-owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

Risks and Uncertainties: The ongoing COVID-19 pandemic has caused and will continue to cause significant disruption in international and the United States economies and financial markets and has severely restricted the level of economic activity across markets. The spread of COVID-19 has caused illness, quarantines, cancellation of events and travel, business and school shutdowns, reduction in business activity and financial transactions, supply chain interruptions and overall economic and financial market instability. In response to the COVID-19 pandemic, governments took preventative or protective actions, such as imposing restrictions on travel and business operations, advising or requiring individuals to limit or forgo their time outside of their homes, restricting evictions of tenants, and ordering temporary closures of businesses that were deemed to be non-essential. These restrictions and other consequences of the pandemic have resulted in significant adverse effects for many different types of businesses, including, among others, those in the travel, hospitality and food and beverage industries, and in multi-family real estate, and have resulted in a significant number of layoffs and furloughs of employees nationwide and in the market area in which we operate. In addition, state governments where we operate have taken actions that specifically affect how banks conduct their businesses, such as requiring loan forbearances and limitations on charging ATM and overdraft fees. Although in various locations certain activity restrictions have been relaxed and businesses and schools have reopened with some level of success, in many

(Continued)

RADIUS BANCORP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

localities the number of individuals diagnosed with COVID-19 has increased significantly, which may cause a freezing or, in certain cases, a reversal of previously announced relaxation of activity restrictions and may prompt the need for additional aid and other forms of relief.

The impact of the COVID-19 pandemic is fluid and continues to evolve. The unprecedented and rapid spread of COVID-19 and its associated impacts on trade (including supply chains and export levels), travel, employee productivity, unemployment, consumer spending, and other economic activities has resulted in less economic activity, and significant volatility and disruption in financial markets. In addition, due to the COVID-19 pandemic, market interest rates have declined significantly. These reductions in interest rates and the other effects of the COVID-19 pandemic have had, and are expected to continue to have, possibly materially, an adverse effect on the Company’s business, financial condition and results of operations. The ultimate extent of the impact of the COVID-19 pandemic on the Company’s business, financial condition and results of operations is currently uncertain and will depend on various developments and other factors, including, among others, the duration and scope of the pandemic, as well as governmental, regulatory and private sector responses to the pandemic, and the associated impacts on the economy, financial markets and our customers, employees and vendors. In addition, it is reasonably possible that certain significant estimates made in the Company’s financial statements, in particular the allowance for loan losses, could be materially and adversely impacted in the near term as a result of these conditions.

Cash and Cash Equivalents: Cash and cash equivalents include cash, deposits with other financial institutions with maturities of 90 days or less, and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions, and federal funds purchased and repurchase agreements.

Securities: Debt securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available for sale when they might be sold before maturity. Debt securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax. Equity securities without readily determinable fair values are carried at cost, minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment.

Interest income includes amortization of fair value adjustments and purchase premium or discount. Fair value adjustments and premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Management evaluates debt securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For debt securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.

Sales of Loans: Gains or losses recognized on the sale of participating interests in loans and/or whole loans are determined on a specific identification basis. Gains or losses are determined by allocating the carrying amount between the interest sold and the Company’s retained interest, if any, based on their relative fair values and taking into account any servicing rights retained. Any retained interests, net of any discounts or premiums, are included in loans, net of allowance for loan losses, in the accompanying statement of financial condition.

(Continued)

RADIUS BANCORP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loan Servicing Rights: Servicing assets are recognized when participating interests in loans and/or whole loans are sold with servicing retained, with the income statement effect recorded in gain on sale of loans. Servicing rights are initially recorded at fair value. Fair value is based on market prices for comparable servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income.

Servicing rights are subsequently measured using the amortization method, which requires servicing rights to be amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying participating interests. Servicing rights are evaluated for impairment based upon the fair value of the rights compared to the carrying amount. Impairment is recognition through a valuation allowance, to the extent that fair value is less than the carrying amount. If the Company later determines that all or a portion of the impairment no longer exists, a reduction of the allowance may be recorded as an increase to income.

Loans and Leases: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances or lease book value, adjusted for fair value adjustments, purchase premiums or discounts, net deferred origination costs and fees and an allowance for loan and lease losses. Leases are reported at net lease book value which represents the gross lease receivable plus residual value less unearned income, and includes purchase premium or discount and net deferred origination costs and fees. Origination fees are offset with related direct incremental origination costs and the resulting net amount is deferred and amortized to interest income over the life of the associated loan or lease using the level-yield method without anticipating prepayments. Interest income is accrued on the unpaid principal balance or lease book value, including lease residual value.

For all loans and leases, accrual of interest and amortization of net deferred origination costs and fees is discontinued when collectability of principal, interest or lease receivable is uncertain or payments of principal, interest or lease receivables have become contractually past due 90 days or more. Loans and leases that have matured and are current with respect to interest may remain on accrual status. Past due status is based on the contractual terms. When a loan or lease is placed on non-accrual status, all income previously accrued but not collected is reversed against the current period’s income. Interest received on non-accrual loans and leases is either applied against the principal balance or reported as income depending on management’s judgment as to the collectability of principal. Non-accrual loans and leases are returned to accrual status when there no longer exists concern over collectability, the borrower has demonstrated, over time, both the intent and ability to repay and the loan or lease has been brought current and future payments are reasonably assured.

Allowance for Loan and Lease Losses: The allowance for loan and lease losses is a valuation allowance for probable incurred credit losses. Losses are charged against the allowance when management believes the un-collectability of a balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans and leases, but the entire allowance is available for any loan or lease that, in management’s judgment, should be charged off.

The evaluation process for determining the adequacy of the allowance for loan and lease losses and the periodic provisioning for estimated losses is undertaken on a quarterly basis, but may increase in frequency should conditions arise that would require our prompt attention. Conditions giving rise to such action are acquisitions or dispositions of large quantities of loans or leases, dispositions of non-performing and marginally performing loans or leases by bulk sale or any development which may indicate an adverse trend. Recognition is also given to the changing risk profile resulting from customer performance, results of ongoing credit-quality monitoring processes and the cyclical nature of economic and business conditions.

The allowance consists of specific and general components. The specific component relates to loans and leases that are individually classified as impaired.
(Continued)

RADIUS BANCORP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

For all loans and leases, a loan or lease is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal, interest or lease receivable when due according to the contractual terms of the loan or lease agreement. Factors considered by management in determining impairment include payment status, collateral or residual value, and the probability of collecting scheduled principal, interest and lease receivable payments when due. Loans and leases that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan lease and the borrower. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Commercial and commercial real estate loans, equipment finance receivables, yacht loans, and residential real estate loans over $100,000 are individually evaluated for impairment. If a loan or lease is impaired, a portion of the allowance is allocated so that the loan or lease is reported net, at the present value of estimated future cash flows using the loan’s or lease’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral or residual value. Large groups of smaller balance homogeneous loans, such as consumer (other than yacht) and smaller residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Loans are classified as troubled debt restructurings when management grants, for economic or legal reasons related to the borrower’s financial condition, concessions to the borrower that the Bank would not otherwise consider. Generally, this occurs when the cash flows of the borrower are insufficient to service the loan under its original terms. Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, the Company determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

The general component covers non-impaired loans and leases and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans and leases; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

The loan and lease portfolio is categorized according to collateral type, loan or lease purpose or borrower type (i.e., commercial, consumer). The classes used include multifamily real estate, residential real estate, commercial real estate, commercial and industrial, equipment finance, home equity, taxi medallions, consumer, and construction and land.

Multifamily real estate and commercial real estate generally are larger than residential real estate loans and involve a greater degree of risk. Commercial and multifamily real estate loans often involve large loan balances to single borrowers or groups of related borrowers. Payments on these loans depend to a large degree on the results of operations and management of the properties or underlying businesses, and may be affected to a greater extent by adverse conditions in the real estate market or the economy in general. Accordingly, the nature of these real estate loans makes them more difficult for management to monitor and evaluate.

Commercial and industrial as well as taxi medallion lending generally involves greater risk than mortgage lending and involves risks that are different from those associated with residential and commercial real estate lending. Although commercial and industrial and taxi medallion loans may be collateralized by equipment, taxi medallions

(Continued)

RADIUS BANCORP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

or other business assets, the liquidation of collateral in the event of a borrower default is often an insufficient source of repayment because equipment and other business assets may be obsolete or of limited use, among other things. Accordingly, the repayment of said loan depends primarily on the creditworthiness of the borrower (and any guarantors), while liquidation of collateral is a secondary and often insufficient source of repayment.

Equipment finance provides leases, loans and lease lines to finance equipment purchases and other capital expenditures typically for companies with annual sales of at least $25 million. Equipment finance loans and leases are internally risk-rated based on individual credit criteria, including loan and lease type and structures, borrower industry, payment capacity, location and quality of collateral. Borrowers provide financial information on either a monthly or quarterly basis. Ratings, corresponding assumed default rates and assumed loss severities are dynamically updated to reflect any changes in borrower condition or profile. For equipment finance products, we use the Moody’s CRD Private Firm Database to construct probabilities of default in our allowance for loan losses model. We also consider the quality of the loan or lease terms and lender protections in determining a loan loss in the event of default.

Residential real estate and home equity lines of credit have as collateral a borrower’s primary residence, second home or investment property. The risk of loss on these loans would be due to collateral deficiencies due to market deterioration or location and condition of the property. The foreclosure process of a primary residence is usually the final course of action on these types of loans. Given our underwriting criteria and the volume and balance of the loans as compared to collateral, the risk in this portfolio segment is less than that of the other segments.

Consumer loans include yacht loans and overdraft lines of credit.  Overdraft lines of credit have shorter terms and higher interest rates than residential real estate loans. In addition, these consumer loans involve greater credit risk than residential real estate or yacht loans because of the typical absence of underlying collateral.

Construction and land loans include renovation projects that are often short-term, with the expectation that these loans will convert from construction into commercial real estate.

Unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general reserves in the portfolio. The unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses.

Repossessed collateral (if any) for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance because of the greater likelihood of damage to, loss of, or depreciation in the underlying collateral. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections depend on the borrower’s personal financial stability. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Yacht loans are secured by documented yachts.  Generally, these loans are made for 20-year terms and may be at fixed or floating rates of interest.  Each loan is the personal obligation of the individual borrower or guarantor whose assets could serve as a secondary source of repayment. Similar to Residential real estate loans, the risk in this portfolio segment is less than that of other segments.

Purchased Credit Impaired Finance Receivables and Leases: As part of the acquisition of Radius Bancorp Inc. on June 3, 2016, the Company evaluated the fair market value of the acquired balance sheet of Radius Bancorp Inc. As part of this evaluation a certain portion of the acquired portfolio was classified as Purchased Credit Impaired.

The Company estimates the amount and timing of expected cash flows for each loan, and the expected cash flows in excess of amount paid is recorded as interest income over the remaining life of the loan (accretable yield). The excess of the loan’s contractual cash flow greater than the carrying amount is recognized as part of future interest income.
(Continued)

RADIUS BANCORP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Over the life of the loan, expected cash flows continue to be estimated. If the present value of expected cash flows is less than the carrying amount, an allowance is recorded through the provision for loan and lease losses. If the present value of expected cash flows is greater than the carrying amount, it is recognized as part of future interest income.

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Foreclosed Assets: Assets acquired through or instead of loan or lease foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, the asset is written down through non-interest expense. Operating costs after acquisition are expensed.

Premises and Equipment: Premises and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives (three to fifteen years) of the related assets. Amortization of leasehold improvements is provided over the shorter of the term of the related leases, after consideration of the likelihood of lease renewal options or the estimated useful life of the asset.

Federal Home Loan Bank of Boston (“FHLBB”) Stock: The Bank is a member of the FHLBB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLBB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Cash dividends are reported as interest income.

Core Deposit Intangible: The core deposit intangible (“CDI”) is amortized on a straight-line method of the estimated average useful life of 7 years with such amortization recorded in other expenses. Impairment of CDI is deemed to exist if the value of the CDI exceeds the cumulative expected net cash inflows related to the asset over its remaining estimated useful life. If these reviews determine that the CDI is impaired, the value is written down through a charge to other expense.

Income Taxes: Deferred tax assets and liabilities of the Company are recognized for the future tax consequences attributable to differences between the accounting basis and the tax basis of the Company’s assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to be realized or settled. The Company’s deferred tax asset is reviewed periodically and a valuation allowance, if needed, reduces the carrying amount of the deferred tax assets to the amount that can be realized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

Bank-Owned Life Insurance (“BOLI”): The Bank has purchased life insurance policies on certain key executives. BOLI is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Stock-Based Compensation: Compensation cost is recognized for stock options and restricted stock awards issued to employees based on the fair value of the awards at the date of grant. A Black-Scholes Merton model is utilized to estimate the fair value of stock options, while the estimated fair value of the Company’s common stock
(Continued)

RADIUS BANCORP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

at the date of grant is used for restricted stock awards. Compensation cost is recognized over the required service period, generally referred to as the vesting period. Stock options are expensed on a graded basis over the vesting period while restricted stock expense is recognized on a straight-line basis over the vesting period.

Earnings Per Share: Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the Company’s earnings. Dilutive securities consist of unvested stock options issued in connection with the Company’s Omnibus Incentive Plan.

Loan Commitments and Related Financial Instruments: Financial instruments include off balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Comprehensive Income: Comprehensive income is defined as all changes to equity except investments by and distributions to stockholders. Net income is a component of comprehensive income, with all other components referred to in the aggregate as other comprehensive income.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. The Bank generally cannot predict the eventual outcome of these pending matters. As matters develop, the Bank evaluates the adequacy of these accruals and makes the appropriate adjustments.

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank was maintained principally to meet regulatory reserve and clearing requirements.

Financial Instruments with Off-Balance Sheet Risk: The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments primarily include commitments to extend credit. Such instruments involve, to varying degrees, elements of credit and interest rate risk that are not recognized in the accompanying consolidated financial statements.

Exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual amount of those instruments. The Company generally requires collateral to support such financial instruments in excess of the contractual amount of those instruments and, therefore, is in a fully secured position. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there in no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses that may require payment of a fee. Since a portion of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent a future cash requirement. The Bank evaluates each customer’s creditworthiness on a case-by-case basis.

The amount of collateral obtained by the Company upon the extension of credit is based upon management’s credit evaluation of the customer and generally consists of real estate with estimated market values in excess of the commitment amount.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.
(Continued)

RADIUS BANCORP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Interest Rate Swap Agreements: The Company enters into interest rate swap agreements as part of the Company’s interest rate risk management strategy for certain assets and not for speculative purposes. When the Company enters into an interest rate swap contract with a commercial loan borrower, the Company concurrently enters into a matching interest rate swap with a correspondent bank counterparty in order to minimize interest rate risk to the Company. These interest rate derivative instruments are recorded on the consolidated balance sheets as either an asset or liability measured at fair value. These derivatives do not qualify for hedge accounting and changes in fair value are recorded in other non-interest income. The Company pays and receives fees for entering into these contracts. The net fees are recognized in other non-interest income when earned.

Adoption of New Accounting Standards: On January 1, 2019, the Company adopted ASU 2014-09 Revenue from Contracts with Customers and all subsequent amendments to the ASU (collectively, “ASC 606”), which (i) creates a single framework for recognizing revenue from contracts with customers that fall within its scope and (ii) revises when it is appropriate to recognize a gain (loss) from the transfer of non-financial assets, such as OREO. The majority of the Company’s revenues come from the interest income and other sources, including loans, leases and securities that are outside the scope of ASC 606. The Company’s services that fall within the scope of ASC 606 are presented within Noninterest Income and are recognized as revenue when the Company satisfies its obligation to the customer. Services within the scope of ASC 606 include deposit service charges, fee income, investment fees and the sale of OREO. The adoption of this guidance has not changed the recognition of our current revenue sources and did not have a material impact to the consolidated financial statements.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassifications had no effect on prior year net income or shareholders' equity.

Subsequent Events: The Company has evaluated subsequent events for potential recognition and disclosure through April 19, 2021, the date of financial statement issuance.

NOTE 2 – SECURITIES

The amortized cost, gross unrealized gains and losses, and fair values of securities available for sale at December 31, are summarized as follows (dollars in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

December 31, 2020
Corporate bonds	$32,979	$818	$(103)	$33,694
Municipal bonds	51,500	2,382	(6)	53,876
Asset-backed securities	39,263	504	(113)	39,654
U.S. Agency securities	33,779	656	(134)	34,301
U.S. Agency residential mortgage-backed securities	72,844	1,311	(149)	74,006
Commercial mortgage-backed securities	24,903	1,234	—	26,137
	$255,268	$6,905	$(505)	$261,668

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

December 31, 2019
Corporate bonds	$35,040	$502	$(169)	$35,373
Municipal bonds	26,826	1,160	—	27,986
Asset-backed securities	33,018	—	(262)	32,756
U.S. Agency securities	36,866	304	(50)	37,120
U.S. Agency residential mortgage-backed securities	70,470	571	(183)	70,858
Commercial mortgage-backed securities	27,331	335	(96)	27,570
	$229,551	$2,872	$(760)	$231,663
(Continued)

RADIUS BANCORP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 2 – SECURITIES (Continued)

The amortized cost and fair value of debt securities are shown by contractual maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are not due at a single maturity date and are shown separately (dollars in thousands).

	Available For Sale
	Amortized Cost	Fair Value

December 31, 2020
Due in one year or less	$5,467	$5,521
Due from one to five years	5,070	5,363
Due from five to ten years	35,277	36,135
Due after ten years	111,707	114,507
U.S. Agency residential mortgage-backed securities	72,844	74,006
Commercial mortgage-backed securities	24,903	26,136
Total	$255,268	$261,668

Securities pledged to secure repurchase agreements had a carrying amount of $5.9 million and $6.9 million at December 31, 2020 and 2019, respectively.

At year-end 2020, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of stockholders’ equity.

Proceeds from sales of securities were $20.8 million and $45.3 million for the years ended December 31, 2020 and December 31, 2019, respectively. Gross losses of $2,000 and $105,000 were recognized during the years ended December 31, 2020 and December 31, 2019, respectively. Gross gains of $279,000 and $1,515,000 were recognized during the years ended December 31, 2020 and December 31, 2019, respectively.

As of December 31, 2020, and 2019, the Company was the holder of convertible notes receivables in the amounts of $50,000 and $200,000, respectively recorded in other assets.

During the years ended December 31, 2020 and 2019, the Company converted $150,000 and $600,000, respectively, of notes receivables to preferred shares triggered by a mandatory conversion feature as a result of a qualified financing completed by the note issuers. The preferred shares are accounted for as equity securities in accordance with ASC 321.

On the date of conversion during the years ended December 31, 2020 and 2019, the fair value of the equity securities became the new cost basis and the Company recognized the difference between the cost basis of the convertible notes receivables before conversion and the fair value of the equity securities received upon conversion as a gain in the amount of $278,310 and $1,751,000 respectively, included in other non-interest income.

The Company has elected the measurement alternative, the Equity securities are carried at cost, minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment. Impairment is evaluated on an annual basis. No impairment charges were recorded during the years ended December 31, 2020 and 2019.

(Continued)

RADIUS BANCORP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 2 – SECURITIES (Continued)

Securities with unrealized losses at December 31, 2020 and 2019, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position are as follows (dollars in thousands):

	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

December 31, 2020
Corporate bonds	$5,902	$(103)	$—	$—	$5,902	$(103)
Municipal bonds	2,037	(6)	—	—	2,037	(6)
Asset-backed securities	8,050	(42)	9,675	(71)	17,725	(113)
U.S. Agency securities	12,250	(78)	6,641	(56)	18,891	(134)
U.S. Agency residential mortgage-backed securities	27,129	(148)	33	(1)	27,162	(149)
Commercial mortgage-backed securities	—	—	—	—	—	—
Total debt securities	$55,368	$(377)	$16,349	$(128)	$71,717	$(505)

	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

December 31, 2020
Corporate bonds	$10,972	$(160)	$2,996	$(9)	$13,968	$(169)
Municipal bonds	—	—	—	—	—	—
Asset-backed securities	30,905	(245)	1,851	(17)	32,756	(262)
U.S. Agency securities	2,704	(2)	5,393	(48)	8,097	(50)
U.S. Agency residential mortgage-backed securities	17,879	(72)	11,586	(111)	29,465	(183)
Commercial mortgage-backed securities	11,878	(96)	—	—	11,878	(96)
Total debt securities	$74,338	$(575)	$21,826	$(185)	$96,164	$(760)

As of December 31, 2020, the Company’s security portfolio consisted of 269 securities, 47 of which were in an unrealized loss position. The unrealized losses are related to the Company’s Corporate bonds, Municipal bonds, Asset-backed securities, U.S. Agency securities and mortgage-backed securities, as discussed below:

Corporate and Municipal Bonds
Unrealized losses on corporate and municipal bonds have not been recognized into income because the bonds are of high credit quality, management does not intend to sell, it is not more likely than not that management would be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates. The fair value is expected to recover as the bonds approach maturity.

Management has evaluated the securities as of December 31, 2020 and has concluded that none of these securities have impairments that are other than temporary. In its evaluation, management considered the types of securities and their credit rating. Management monitors the performance of the issuers to determine if there are credit events that could result in deferral or default on the security. Management does not intend to and it is not more likely than not that management would be required to sell the securities prior to their anticipated recovery.

Mortgage-Backed Securities
At December 31, 2020, 100% of the residential and commercial mortgage-backed securities held by the Company were issued by U.S. government sponsored entities and agencies. Because the decline in fair value if attributable to the changes in interest rates, and not credit quality, and because the Company does not have the intent to sell these mortgage-backed securities and it is likely that it will not be required to sell the securities before their
(Continued)

RADIUS BANCORP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 2 – SECURITIES (Continued)

anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2020.

NOTE 3 – LOANS AND LEASES

The composition of the loan and lease portfolio at December 31, 2020 and 2019, is as follows (dollars in thousands):

	2020	2019
Real Estate
Residential	$147,875	$184,458
Home equity lines of credit	38	144
Commercial	268,624	220,813
Multifamily	26,645	41,903
Construction and land	44,625	49,527
Commercial and industrial	618,012	79,314
Taxi medallions	2,414	3,312
Equipment financing	192,596	187,116
Consumer	358,585	304,427
Gross loans and leases	1,659,414	1,071,014
Net purchase premiums and discounts and deferred origination fees and costs	(4,536)	6,321
Subtotal	1,654,878	1,077,335
Allowance for loan and lease losses	(13,174)	(8,284)
Loan and leases, net	$1,641,704	$1,069,051

During 2020 and 2019, respectively, $59 million and $51 million of loans were sold for balance sheet and capital management purposes resulting in a net gain of $2.8 million and $3.3 million, respectively.

The principal amount of loans serviced for others at December 31, 2020 and 2019, was $230 million and $240 million, respectively.

Commercial and Industrial loans includes $523.5 million of SBA Paycheck Protection Program (“PPP”) loans at December 31, 2020. No such loans existed at December 31, 2019. On March 27, 2020, the Coronavirus Aid, Relief and Economic Security (“CARES”) Act was enacted. The CARES Act established the SBA PPP, which is intended to provide economic relief to small businesses nationwide adversely impacted under the COVID-19 Emergency Declaration issued on March 13, 2020. The SBA PPP, which began on April 3, 2020, provides small businesses with funds to cover up to 24 weeks of payroll costs and other expenses, including benefits. It also provides for forgiveness of up to the full principal amount of qualifying loans. As these loans are 100% guaranteed by the SBA, there is no associated allowance for loan losses at December 31, 2020.

These SBA PPP loans resulted in net deferred loan fees of approximately $21.4 million to be recognized through net interest income over the life of the loans, which is between two and five years. During the year ended December 31, 2020, the Company recognized approximately $11.1 million of associated net deferred loans fees, included in interest income on loans on the accompanying statement of operations. The ultimate timing of the recognition of these fees is dependent upon the forgiveness process established by the SBA. The Company continues to closely monitor the SBA guidance regarding this process.

(Continued)

RADIUS BANCORP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 3 – LOANS AND LEASES (Continued)

In addition to the Paycheck Protection Program and pursuant to Section 1112 of the CARES Act, Congress determined borrowers under the SBA’s Section 7(a) program to be categorically adversely affected by the COVID-19 pandemic and therefore entitled to a subsidy in the form of relief payments.  Specifically, the CARES Act provided that the SBA would pay the principal and interest on any existing and current SBA 7(a) loan for a period of six months.  The Economic Aid Act that was enacted on December 27, 2020 extended this debt relief program for certain loans past the initial six-month period. These principal and interest payments are made by the SBA directly to the SBA 7(a) lender, and as such, are separate from any loan modifications made at the direction of the Company.  The Company is a qualified SBA Section 7(a) lender and is participating in the Section 1112 program.

The following table represents the allocation of allowance for loan and lease losses and the related recorded investment of loans and leases by loan portfolio segment disaggregated based on the impairment methodology at December 31, 2020 and December 31, 2019 (dollars in thousands):

	Real Estate
	Residential	Home Equity	Commercial	Multi family	Construction	Commercial and Industrial	Taxi Medallions	Equipment Financing	Consumer	Un-allocated	Total
December 31, 2020
Allowance for loan and lease losses:
Individually evaluated for impairment	$91	$—	$409	$—	$—	$—	$777	$—	$556	$—	$1,833
Collectively evaluated for impairment	305	—	1,927	114	546	3,738	—	2,361	497	1,803	11,291
Acquired with deteriorated credit quality	—	—	—	—	—	—	50	—	—	—	50
Balance at December 31, 2020	$396	$—	$2,336	$114	$546	$3,738	$827	$2,361	$1,053	$1,803	$13,174

Loans and lease receivable:
Individually evaluated for impairment	$1,235	$—	$1,935	$—	$—	$741	$2,835	$—	$5,120	$—	$11,866
Collectively evaluated for impairment	147,357	38	267,133	26,643	44,645	606,228	—	192,596	356,196	—	1,640,836
Acquired with deteriorated credit quality	571	—	—	—	—	1,062	543	—	—	—	2,176
Balance at December 31, 2020	$149,163	$38	$269,068	$26,643	$44,645	$608,031	$3,378	$192,596	$361,316	$—	$1,654,878

(Continued)

RADIUS BANCORP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 3 – LOANS AND LEASES (Continued)

	Real Estate
	Residential	Home Equity	Commercial	Multi family	Construction	Commercial and Industrial	Taxi Medallions	Equipment Financing	Consumer	Un-allocated	Total
December 31, 2019
Allowance for loan and lease losses:
Individually evaluated for impairment	$15	$—	$24	$—	$—	$2,372	$3	$—	$—	$—	$2,414
Collectively evaluated for impairment	280	—	1,136	101	389	1,499	—	2,042	423	—	5,870
Acquired with deteriorated credit quality	—	—	—	—	—	—	—	—	—	—	—
Balance at December 31, 2019	$295	$—	$1,160	$101	$389	$3,871	$3	$2,042	$423	$—	$8,284

Loans and lease receivable:
Individually evaluated for impairment	$267	$—	$3,367	$—	$—	$5,182	$3,266	$—	$—	$—	$12,082
Collectively evaluated for impairment	184,891	144	217,823	41,902	49,546	73,460	—	188,284	306,602	—	1,062,652
Acquired with deteriorated credit quality	724	—	—	—	—	1,318	559	—	—	—	2,601
Balance at December 31, 2019	$185,882	$144	$221,190	$41,902	$49,546	$79,960	$3,825	$188,284	$306,602	$—	$1,077,335
(Continued)

RADIUS BANCORP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS AND LEASES (Continued)

The following table presents the activity in the allowance for loan and lease losses by class of loans based on the most recent analysis performed in the year ended December 31, 2020 and 2019 (dollars in thousands):

	Real Estate
	Residential	Home Equity	Commercial	Multi family	Construction	Commercial and Industrial	Taxi Medallions	Equipment Financing	Consumer	Un-allocated	Total
Allowance for loan and lease losses:
Balance at January 1, 2020	$295	$—	$1,160	$101	$389	$3,871	$3	$2,042	$423	$—	$8,284
Charge-offs	—	—	—	—	—	(5,968)	(598)	—	(1)	—	(6,567)
Recoveries	—	—	—	—	—	136	—	—	—	—	136
Provision for losses	101	—	1,176	13	157	5,699	1,422	319	631	1,803	11,321
Balance at December 31, 2020	$396	$—	$2,336	$114	$546	$3,738	$827	$2,361	$1,053	$1,803	$13,174

Balance at January 1, 2019	$244	$—	$1,402	$100	$301	$2,532	$669	$1,744	$569	$—	$7,561
Charge-offs	—	—	—	—	—	(2,133)	(2,002)	—	(5)	—	(4,140)
Recoveries	—	—	—	—	—	—	406	—	—	—	406
Provision for losses	51	—	(242)	1	88	3,472	930	298	(141)	—	4,457
Balance at December 31, 2019	$295	$—	$1,160	$101	$389	$3,871	$3	$2,042	$423	$—	$8,284
(Continued)

RADIUS BANCORP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS AND LEASES (Continued)

The following table presents information related to impaired loans and leases by class of loans and leases as of and for the year ended December 31, 2020 and 2019 (dollars in thousands):

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan and Lease Loss Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
December 31, 2020
With no related allowance recorded:
Real Estate
Residential	$163	$156	$—	$117	$—	$—
Home equity lines of credit	—	—	—	—	—	—
Commercial	1,973	1,922	—	2,340	12	—
Multifamily	—	—	—	—	46	—
Construction and land	—	—	—	—	—	—
Commercial and industrial	738	741	—	1,143	216	—
Taxi Medallions	1,306	1,306	—	1,351	77
Equipment financing	—	—	—	—	—	—
Consumer	1,396	1,458	—	729	52	—
	5,576	5,583	—	5,680	403	—

With an allowance recorded:
Real Estate
Residential	$394	$400	$91	$295	$—	$—
Home equity lines of credit	—	—	—	—	—	—
Commercial	694	694	409	652	(19)	—
Multifamily	—	—	—	—	—	—
Construction and land	—	—	—	—	—	—
Commercial and industrial	—	—	—	1,818	—	—
Taxi Medallions	1,388	1,266	777	1,568	59	—
Equipment financing	—	—	—	—	—	—
Consumer	3,651	3,662	556	1,831	327	—
	6,127	6,022	1,833	6,164	367	—
Total	$11,703	$11,605	$1,833	$11,844	$770	$—

(Continued)

RADIUS BANCORP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 3 – LOANS AND LEASES (Continued)

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan and Lease Loss Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
December 31, 2019
With no related allowance recorded:
Real Estate
Residential	$78	$77	$—	$39	$—	$—
Home equity lines of credit	—	—	—	—	—	—
Commercial	2,807	2,757	—	3,122	100	—
Multifamily	—	—	—	—	—	—
Construction and land	—	—	—	—	—	—
Commercial and industrial	3,104	1,545	—	1,950	266	—
Taxi Medallions	1,942	1,396	—	2,825	(44)	—
Equipment financing	—	—	—	—	—	—
Consumer	—	—	—	—	—	—
	7,931	5,775	—	7,936	322	—

With an allowance recorded:
Real Estate
Residential	$191	$190	$15	$95	$3	$—
Home equity lines of credit	—	—	—	—	—	—
Commercial	610	610	24	521	3	—
Multifamily	—	—	—	—	—	—
Construction and land	—	—	—	—	—	—
Commercial and industrial	3,638	3,637	2,372	2,632	850	—
Taxi Medallions	1,870	1,870	3	985	9	—
Equipment financing	—	—	—	—	—	—
Consumer	—	—	—	—	—	—
	6,309	6,307	2,414	4,233	865	—
Total	$14,240	$12,082	$2,414	$12,169	$1,187	$—

The Company is working with borrowers impacted by COVID-19 and providing modifications to include interest-only deferral or principal and interest deferral. In most cases, these modifications are excluded from troubled debt restructuring classification under Section 4013 of the CARES Act or under applicable interagency guidance of the federal banking regulators. During 2020, the Company provided deferrals to 157 loans totaling $165 million. At December 31, 2020, 58 loans totaling $24 million remain on deferral and are excluded from troubled debt restructuring classification. All such loans remained on accrual and were considered not past due at December 31, 2020.

(Continued)

RADIUS BANCORP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 3 – LOANS AND LEASES (Continued)

The following table presents the recorded investment in nonaccrual and loans and leases past due over 90 days still on accrual as of December 31, 2020 and 2019 (dollars in thousands):

	Nonaccrual	Loans and Leases Past Due Over 90 Days Still Accruing	Nonaccrual	Loans and Leases Past Due Over 90 Days Still Accruing
	2020	2020	2019	2019
Nonaccrual loans and leases
Real estate
Residential	$741	$—	$404	$—
Home equity lines of credit	—	—	—	—
Commercial	1,756	—	2,680	—
Multifamily	—	—	—	—
Construction and land	—	—	—	—
Commercial and industrial	1,063	—	4,410	—
Taxi Medallions	3,065	—	762	—
Equipment financing	—	—	—	1,543
Consumer	5,487	—	—	—
	$12,112	$—	$8,256	$1,543

Troubled Debt Restructurings
As of December 31, 2020 and 2019, respectively, the Company has a recorded investment in troubled debt restructurings of $5.536 million and $7.119 million. The Company has allocated $1.186 million and $.027 million, respectively, of specific reserves for those loans at December 31, 2020 and 2019 and has committed to lend no additional amounts.

During the period ending December 31, 2019, four medallion borrowers’ relationships were modified, whereby the new loans are now classified as troubled debt restructures.  The TDR loans primarily discounted paydowns as the Bank incentivized the Borrowers to pay down the loan.  There were two Commercial and Industrial loans that were an extension of the maturity date.

The following table presents loans by class modified as troubled debt restructurings that occurred during each of the years ended December 31, 2020 and December 31, 2019 (dollars in thousands):

	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
December 31, 2020
Troubled debt restructurings
Commercial and Industrial	—	$—	$—
Taxi Medallions	—	—	—
Total	—	$—	$—

December 31, 2019
Troubled debt restructurings
Commercial and Industrial	2	$708	$708
Taxi Medallions	4	1,852	261
Total	6	$2,560	$969

The Bank had no Troubled Debt Restructurings during 2020. The troubled debt restructurings (“TDR”) described above did result in an increase to the allowance for loan and lease losses of $0 and $0.03 million in 2020 and 2019, respectively. These TDRs resulted in charge-offs of $0 and $1.6 million in 2020 and 2019, respectively. Subsequent to the modification of the loans, none of the loans subsequently defaulted and there were no additional charge-offs recorded.
(Continued)

RADIUS BANCORP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 3 – LOANS AND LEASES (Continued)

The following table presents the recorded investment of past due and current loans and leases by the loan and lease portfolio class as of December 31, 2020 and 2019 (dollars in thousands):

	30-59 Days Past Due	60-90 Days Past Due	90+ Days Past Due	Total Past Due	Current	Total Loans and Lease Receivable
December 31, 2020
Real estate
Residential	$4	$—	$741	$745	$148,418	$149,163
Home equity lines of credit	—	—	—	—	38	38
Commercial	—	—	1,756	1,756	267,312	269,068
Multifamily	—	—	—	—	26,643	26,643
Construction and land	1,788	—	—	1,788	42,857	44,645
Commercial and industrial	—	80	1,063	1,143	606,888	608,031
Taxi Medallions	313	—	3,065	3,378	—	3,378
Equipment financing	—	—	—	—	192,596	192,596
Consumer	1,050	—	5,487	6,537	354,779	361,316
Total	$3,155	$80	$12,112	$15,347	$1,639,531	$1,654,878

December 31, 2019
Real estate
Residential	$—	$—	$404	$404	$185,478	$185,882
Home equity lines of credit	—	—	—	—	144	144
Commercial	—	—	2,680	2,680	218,510	221,190
Multifamily	—	—	—	—	41,902	41,902
Construction and land	—	—	—	—	49,546	49,546
Commercial and industrial	222	4,312	4,410	8,944	71,016	79,960
Taxi Medallions	—	302	762	1,064	2,761	3,825
Equipment financing	3,017	—	1,543	4,560	183,724	188,284
Consumer	3,654	—	—	3,654	302,948	306,602
Total	$6,893	$4,614	$9,799	$21,306	$1,056,029	$1,077,335

The Bank categorizes loans and leases into risk categories based on relevant information about the quality and realizable value of collateral, if any, and the ability of borrowers to service their debts such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Bank analyzes loans individually by classifying the loans as to credit risk. This analysis is performed whenever a credit is extended, renewed or modified, or when an observable event occurs indicating a potential decline in credit quality, and no less than annually for large balance loss. The Bank used the following definitions for risk ratings:

Special Mention – Loans and leases classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or the Bank’s credit position at some future date.

Substandard – Loans and leases classified as substandard are inadequately protected by the current sound worth and paying capacity of the obligator or of the collateral pledged, if any. Loans and leases so classified have a well-defined weakness or weaknesses that jeopardize the repayment and liquidation of the debt. They are characterized by distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Normal payment from the borrower is in jeopardy, although loss of principal, while still possible, is not imminent.

(Continued)

RADIUS BANCORP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 3 – LOANS AND LEASES (Continued)

Doubtful – Loans and leases classified as doubtful have all the weaknesses inherent in those classified as Substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently known facts, conditions, and values, highly questionable and improbable.

The following table presents the risk category of loans and leases by class of loans and leases based on the most recent analysis performed as of December 31, 2020 and 2019 (dollars in thousands):

	Pass	Special Mention	Substandard	Doubtful	Total
December 31, 2020
Real estate
Residential	$147,890	$532	$741	$—	$149,163
Home equity lines of credit	38	—	—	—	38
Commercial	262,935	3,995	2,138	—	269,068
Multifamily	24,565	2,078	—	—	26,643
Construction and land	42,794	1,851	—	—	44,645
Commercial and industrial	596,604	5,981	5,446	—	608,031
Taxi Medallions	—	—	3,378	—	3,378
Equipment financing	192,294	302	—	—	192,596
Consumer	356,196	—	5,120	—	361,316
Total	$1,623,316	$14,739	$16,823	$—	$1,654,878

December 31, 2019
Real estate
Residential	$185,478	$—	$404	$—	$185,882
Home equity lines of credit	144	—	—	—	144
Commercial	213,597	4,502	3,091	—	221,190
Multifamily	41,902	—	—	—	41,902
Construction and land	47,502	2,044	—	—	49,546
Commercial and industrial	73,652	40	6,067	201	79,960
Taxi Medallions	—	559	3,266	—	3,825
Equipment financing	183,508	—	4,776	—	188,284
Consumer	306,602	—	—	—	306,602
Total	$1,052,385	$7,145	$17,604	$201	$1,077,335

At December 31, 2020, included in the above table were loans totaling $14.1 million, $6.5 million, and $3.4 million of COVID-19 related deferral categorized as pass, special mention, and substandard, respectively.

(Continued)

RADIUS BANCORP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 3 – LOANS AND LEASES (Continued)

The Company has purchased loans and leases for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The carrying amount of those loans and leases as of December 31, 2020 and 2019 are as follows (dollars in thousands):

	2020	2019
Real Estate
Residential	$571	$724
Home equity lines of credit	—	—
Commercial	—	—
Multifamily	—	—
Construction and land	—	—
Commercial and industrial	1,062	1,318
Taxi Medallions	543	559
Equipment financing	—	—
Consumer	—	—
Total	$2,176	$2,601
Allowance for loan loss	(50)	—
Carrying Amount, net of allowance	$2,126	$2,601

The accretable yield, or income expected to be collected, is as follows (dollars in thousands):

	2020	2019
Beginning balance	$776	$4,007
New loan and lease purchases	—	—
Accretion of income	(121)	(65)
Reclassification from nonaccretable difference	—	—
Disposals	(1)	(3,166)
Balance at end of year	$654	$776

In the ordinary course of business, the Company makes loans and leases to its officers, directors, and their affiliated companies. An analysis of these related loans and leases for the year ended December 31, 2020 and 2019 as follows (dollars in thousands):

	2020	2019
Beginning balance	$10	$14
Extended credit	—	—
Payments	(5)	(4)
Balance at end of year	$5	$10

NOTE 4 – PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2020 and 2019 are summarized as follows (dollars in thousands):

	2020	2019
Leasehold improvements	$2,202	$1,662
Furniture and fixtures	148	97
Computer equipment and software	3,973	3,615
Fixed assets in process	29	102
	6,352	5,476
Accumulated depreciation and amortization	(3,876)	(2,948)
Premises and equipment, net	$2,476	$2,528

(Continued)

RADIUS BANCORP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 4 – PREMISES AND EQUIPMENT (Continued)

Depreciation and amortization expense for the year ended December 31, 2020 and 2019 was $0.885 million and $0.922 million, respectively.

The Company leases certain properties under operating leases. Rent commitments were as follows as of December 31, 2020 (dollars in thousands):

2021	$769
2022	705
2023	710
2024	719
2025	725
Thereafter	1,738
Total	$5,366

Rental expense charged to operations in 2020 and 2019 was $1.089 million and $1.134 million, respectively.

NOTE 5 – DEPOSITS

Deposit balances at December 31, 2020 and 2019 are summarized as follows (dollars in thousands):

	2020	2019
Non-interest bearing checking accounts	$96,443	$53,172
Interest bearing checking accounts	1,093,989	395,356
Money market accounts	239,651	141,058
Savings accounts	216,822	294,155
Certificates of deposit
Less than or equal to $250,000	63,356	278,566
Greater than $250,000	27,522	26,421
	$1,737,783	$1,188,728

Certificates of deposit at December 31, 2020, are scheduled to mature as follows (dollars in thousands):

2021	$75,749
2022	11,321
2023	3,537
2024	54
2025	217
Total	$90,878

NOTE 6 – SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase at December 31, 2020 and 2019 are as follows (dollars in thousands):

	Ending Balance	Average Balance	Maximum Month-End Balance	Weighted Average Rate
December 31, 2020
Securities sold under agreements to repurchase	$5,870	$6,421	$6,881	0.08%

December 31, 2019
Securities sold under agreements to repurchase	$6,888	$9,136	$11,692	0.17%

(Continued)

RADIUS BANCORP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 7 – ADVANCES FROM FEDERAL HOME LOAN BANK OF BOSTON (“FHLBB”) AND FEDERAL RESERVE BANK (“FRB”)

Advances from the FHLBB at December 31, 2020 and 2019 consisted of (dollars in thousands):

	2020	2019
Term to maturity
Within one year	$—	$50,013
One to two years	—	—
Two to three years	2,063	—
Three to four years	—	2,054
Four to five years	380	—
Thereafter	400	780
Total	$2,843	$52,847

At December 31, 2020 and 2019, the weighted average interest rate for these advances were 0.00% and 1.74% respectively. The advances were not callable at the discretion of the FHLBB. All of the advances are fixed rate advances.

The Bank is required to pledge, through a collateral agreement, certain assets to secure advances from the FHLBB. The Bank has pledged its FHLBB stock, mortgage loans on residential properties and mortgage-backed securities to meet this requirement. Such collateral totaled $383 million and $366 million at December 31, 2020 and 2019, respectively. The Bank’s unused borrowing capacity with the FHLBB was $272 million and $216 million at December 31, 2020 and 2019, respectively.

As a member of the FHLBB, the Bank is required to maintain a calculated level of stock ownership in the FHLBB equal to the sum of 0.35% of certain specified assets plus 4.5% of the Bank’s advances and certain other specified items.

Such stock is redeemable at par value five years after filing for a redemption or upon termination of membership. The FHLBB may, but is not obligated to, repurchase the stock prior to expiration of the five-year redemption notice. As of December 31, 2020 and 2019, the Bank held $0.934 million and $3.2 million, respectively, in FHLBB Stock, which is reflected in the Consolidated Statements of Financial Condition as restricted stock, at cost.

The Bank has an available line of credit with the FHLBB amounting to approximately $1.5 million as of December 31, 2020 and 2019. No borrowing on this line was outstanding at December 31, 2020 or 2019.

The Bank may obtain advances from the Federal Reserve Bank upon the security of certain commercial and consumer loans and certain of our mortgage-backed securities. Such collateral totaled $462 million and $460 million at December 31, 2020 and 2019, respectively.  Based on available collateral, the Bank had access to Federal Reserve Bank advances of up to $213 million and $231 million as of December 31, 2020 and 2019, respectively. Other than the FRB’s Paycheck Protection Program Liquidity Facility borrowings described below, the Bank had no other outstanding borrowings with the Federal Reserve Bank as of December 31, 2020 or 2019, respectively.

The Bank began participating in the FRB’s Paycheck Protection Program Liquidity Facility (“PPPLF”) during 2020. As of December 31, 2020, PPPLF borrowings of $468 million were outstanding. The borrowings are collateralized by the SBA PPP loans originated by the Bank. The maturity date of the PPPLF borrowings is the earlier of the contractual maturity date of the pledged PPP loan or the date the PPP loan is forgiven by the SBA. The maturity date will also be accelerated if an underlying SBA PPP loan goes into default or if the Bank sells an SBA PPP loan to the SBA to realize the SBA guarantee. The interest rate on the PPPLF borrowings is fixed at 0.35%.

(Continued)

RADIUS BANCORP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 8 – SUBORDINATED DEBT

On June 27, 2017, the Company issued $15.3 million of 6.5% fixed to floating rate subordinated notes due June 30, 2027. The Company is obligated to pay 6.5% interest semiannually in arrears on June 30 and December 30 of each year beginning December 30, 2017 and from and including June 30, 2022. Subsequent to June 30, 2022, the rate resets quarterly, at a rate equal to LIBOR plus 464.0 basis points.

The subordinated notes are subordinated and junior in right of payment to the prior payment in full of all existing claims of creditors of the Company and depositors of the Company’s subsidiary bank.

The subordinated notes may be redeemed, in whole or in part, at par after June 27, 2022. Any partial redemption will be made pro rata among all the note holders.

The Company may redeem the Subordinated Notes, at its option, if
(i)a change or prospective change in law occurs that could prevent the Company from deducting interest payable on the Subordinated Notes for U.S. federal income tax purposes,
(ii)a subsequent event occurs that could preclude the Subordinated Notes from being considered as Tier 2 capital for regulatory capital purposes, or
(iii)The Company is required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

In each case, a redemption, in whole or part, may be done at par plus any accrued and unpaid interest up to, but excluding, the date of redemption. The Company does not have the option to defer interest payments on the subordinated notes.

The carrying amount of the subordinated notes was $15.14 million, net of $161,723 of capitalized debt issuance costs and was $15.03 million, net of $269,621 of capitalized debt issuance costs as of December 31, 2020 and December 31, 2019, respectively.

NOTE 9 – SHORT TERM BORROWINGS

The company has a $4.0 million revolving line of credit with Atlantic Community Bankers Bank (ACBB). The line is secured by the stock of the Bank. The line was fully drawn on throughout 2020 and 2019 at an annual interest rate of 4.875% and 5.75%, respectively. The $4.0 million revolving line of credit was extended to March 31, 2021 at an interest rate of 3.75%. Under the terms of the note, the Bank is required to remain well capitalized in accordance with banking regulations. On March 31, 2021, the outstanding $4.0 million line of credit was repaid to ACBB.

The Bank also has a Federal Funds borrowing facility of $7.5 million with ACBB as of December 31, 2020 and 2019. As of December 31, 2020 and 2019 there were no borrowings outstanding under this line. As a member of ACBB, the Bank is required to maintain a calculated level of stock ownership in the ACBB. As of December 31, 2020 and 2019 the Bank had $80,000 in ACBB Stock, which is reflected in the Consolidated Statements of Financial Conditions as restricted stock, at cost.

(Continued)

RADIUS BANCORP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 10 – INCOME TAXES

Components of the provision for income taxes for the years ended December 31, 2020 and 2019, are as follows (dollars in thousands):

	2020	2019
Current Expense:
Federal	$757	$—
State	937	510
Total Current	1,694	510

Deferred expense (benefit):
Federal	540	1,187
State	(541)	427
Total Deferred	(1)	1,614

Total income tax expense	$1,693	$2,124

Effective tax rates differ from the federal statutory rate of 21% applied to income before taxes due to the following: (dollars in thousands):

	2020	2019

Provision for income taxes at federal statutory rate	$1,866	$1,554
Items affecting federal income tax rate
State income taxes, net of federal income tax benefit	312	740
Tax exempt interest income, net	(178)	(236)
Income from bank owned life insurance, net	(187)	(192)
Nondeductible transaction costs	104	—
Other	(224)	258
Income tax expense	$1,693	$2,124

(Continued)

RADIUS BANCORP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 10 – INCOME TAXES (Continued)

The tax effects of the temporary differences that give rise to significant portions of the net deferred tax assets and deferred tax liabilities at December 31, 2020 and December 31, 2019 are as follows (dollars in thousands):

	2020	2019
Deferred tax assets:
Allowance for loan and lease losses	$3,461	$2,195
Depreciation	503	506
Deferred compensation	650	661
Employee stock options	350	340
Deferred rent	121	132
Purchase accounting adjustments	369	239
Deferred built-in losses	151	263
Deferred income	124	147
Capital loss carryforward	100	100
Net operating loss carryforward	—	2,175
Other	444	690
Total deferred tax assets	6,273	7,448

Deferred tax liabilities:
Prepaid expense	(40)	(86)
Net deferred loan costs	(800)	(801)
Leases	(6,734)	(7,964)
Unrealized gain on securities available for sale	(1,600)	(563)
Loan servicing rights	(412)	(443)
Other	(602)	(470)
Total deferred tax liabilities	(10,188)	(10,327)
Net deferred tax (liability) asset	$(3,915)	$(2,879)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences giving rise to the deferred tax assets become deductible. Management considers the estimated reversal of temporary differences, projected future taxable income and tax planning strategies in making this assessment. Based upon projections for future taxable income over the periods in which these temporary differences are deductible, management believes it is more likely than not the Company will realize the deferred tax assets recognized at December 31, 2020.

As a result of the 2016 change in ownership, certain built-in losses incurred by the Company are subject to an annual deduction limitation under Section 382 of the Internal Revenue Code. As of December 31, 2020 the Company had incurred $0.6 million of these deductible losses in excess of the annual limitation. These losses can be carried forward for 20 years and deducted up to the annual limitation. The Company expects to deduct all of these losses.

The Company has activities primarily in Massachusetts and New York. Net Operating Losses (“NOL”) cannot be carried forward for Massachusetts, and accordingly no NOL benefit is recorded. The Company has a post apportionment New York NOL carryforward of approximately $206,000, which can be carried forward twenty years. It is anticipated that the Company will utilize these losses.

(Continued)

RADIUS BANCORP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 10 – INCOME TAXES (Continued)

The Company recognizes interest and penalties related to income tax matters as a component of income tax expense.

At December 31, 2020 the Company had no ASC 740-10 unrecognized tax benefits recorded. The Company does not expect the total amount of unrecognized tax benefits to significantly increase within the next twelve months. The Company's federal and state tax returns are no longer subject to examination by taxing authorities for years before 2017.

NOTE 11 – EMPLOYEE BENEFIT PLANS

Short-term Incentive Plan: The Company maintains a performance-based short-term incentive plan to reward certain employees who contribute to the profitability of the Bank. Payments under this plan are based upon performance results and other discretionary factors determined by the Board of Directors. For 2020, the Company expensed $3.2 million, in connection with this plan within the employee compensation and benefits line item of the Statements of Income. The total accrual, included in the other liabilities line of the Consolidated Statements of Financial Condition as of December 31, 2020, amounted to $3.2 million. For the year ended December 31, 2019, the Company expensed $1.4 million, in connection with this plan. The total accrual, as of December 31, 2019, amounted to $1.4 million. Awards are paid to participants in cash in the first quarter of the following year.

401(k) Plan: The Company sponsors a 401(k) plan covering substantially all employees meeting certain eligibility requirements. Employees contribute to the plan through elective deferrals on either a pre- or post-tax basis. The Company will match up to 7% of a participant’s contributions based on W-2 earnings. The Company recorded approximately $655,000 and $661,000 of expense related to the plan in year ended December 31, 2020 and the year ended December 31, 2019, respectively.

Executive Shared Control Plan: This plan provides for the Company to fund the purchase of split-dollar life insurance policies owned by one current executive. The plan calls for the executive to be paid a monthly targeted retirement benefit for fifteen years. The Company’s interest in the policy is the premiums paid. If the value of the policy is sufficient to pay the executive their targeted retirement benefit, then any excess value is returned to the Company for reimbursement of the premiums paid. If the value of the policy is insufficient to pay the executive their targeted retirement benefit, the Company has no further obligation beyond the release of its interest in the policy. The Company recorded approximately $24,000 and $24,000 of expense related to the plan in the year ended December 31, 2020 and the year ended December 31, 2019, respectively.

2016 Omnibus Incentive Plan: The Company adopted, in 2016, The Radius Bancorp, Inc. 2016 Omnibus Incentive Plan (“The Plan”). The purpose and intent of the Plan is to (a) provide eligible employees with an incentive to contribute to the success of the Company and to operate and manage the Company’s business in a manner that will provide for the Company’s long-term growth and profitability to benefit its stockholders and other important stakeholders and (b) provide a means of recruiting, rewarding and retaining key personnel.

The Plan provides for the grant of awards of options, restricted stock, stock units, unrestricted stock, dividend equivalent rights, other equity-based awards, and cash bonus awards. Any of these awards may, but need not, be made as performance incentives. Options granted under the Plan may be non-qualified stock options or incentive stock options. A total of 660,000 shares of Class A Voting Common Stock have been authorized to be granted under the Plan.

(Continued)

RADIUS BANCORP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 11 – EMPLOYEE BENEFIT PLANS (Continued)

In 2020, no non-qualified stock options (“stock options”) nor restricted stock were granted.

In 2019, a total of 132,167 non-qualified stock options (“stock options”) were granted at an average exercise price of $13.18, equal to the then estimated fair market value of the Common Stock on the date of grant. The stock options granted in 2019 vest ratable over three years. In 2019, a total of 16,160 shares of restricted stock (“restricted stock”) were granted at a price of $13.92, equal to the then estimated fair market value of the common stock on the date of grant. The restricted stock issued in 2019 vested over the five-month period ended December 2019.

Compensation expense related to stock options, which we record as a component of employee compensation and benefits in the Consolidated Statements of Income, amounted to $112,648 for 2020 and $298,870 for 2019 and is recognized on ratable basis over the vesting period. In 2019, expense related to restricted stock, which we recorded as a component of Directors’ fees and travel in the Consolidated Statements of Income, amounted to $225,000 and was recognized on a ratable basis over the five-month period ended December 2019. No restricted stock was issued during the year ended December 31, 2020.

The fair market value of the stock options is estimated using the Black-Scholes-Merton valuation model and the following assumptions for 2019:

2019
Weighted average fair value on grant date	$2.59
Expected volatility	20%
Expected dividend yield	—%
Expected term	5 years
Risk-free interest rate	2.39%

Stock option transactions under the Plan for the years ended December 31, 2020 and 2019 are summarized as followed:

Options	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term in Years	Aggregate Intrinsic Value
Outstanding at December 31, 2018	432,333	$11.35	7.5	$477,636
Granted	132,167	13.18
Exercised	(18,533)	13.71
Forfeited	(17,800)	11.62
Outstanding at December 31, 2019	528,167	$11.79	6.2	$444,780
Granted	—	—
Exercised	(29,672)	14.67
Forfeited	(36,661)	12.11
Outstanding at December 31, 2020	461,834	$11.78	5.1	$394,681

Information related to the stock option plan during each year follows:

	2020	2019
Estimated fair value of options exercised	$82,616	$41,353
Cash received from option exercises	$—	$—
Tax benefit from option exercises	$82,616	$41,353

(Continued)

RADIUS BANCORP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 11 – EMPLOYEE BENEFIT PLANS (Continued)

As of December 31, 2020, a total of 357,625 options were exercisable at a weighted-average exercise price of $11.46 and a weighted-average remaining contractual term of 5.3 years. As of December 31, 2019, a total of 314,568 options were exercisable at a weighted-average exercise price of $11.20 and a weighted-average remaining contractual term of 6.5 years.

As of December 31, 2020, there was $60,988 of total unrecognized compensation cost related to the non-vested options granted under the plan. This cost is expected to be recognized over a weighted average period of 1 years.

NOTE 12 – COMMITMENTS AND CONTINGENCIES

Litigation: In the normal course of business, the Company and the Bank are subject to various legal proceedings. Management has reviewed the nature of these legal proceedings with legal counsel. In the opinion of management, the ultimate disposition of these matters is not expected to have a material effect on the consolidated financial condition or results of operations of the Company.

Reserve Requirement: The Bank is required to maintain cash and reserve balances with the Federal Reserve Bank. Such reserve is calculated based upon deposit levels and amounted to $0 and $35.0 million at December 31, 2020 and 2019, respectively. The reserve requirement was temporarily suspended due to economic uncertainty resulting from the Coronavirus pandemic.

Unfunded Loan Commitments: As of December 31, unfunded commitments and unused lines of credit at their contractual amounts and derivatives at their notional amounts were as follows (dollars in thousands):

	2020		2019
	Fixed	Variable	Fixed	Variable

Commitments to extend credit	$—	$42,256	$—	$42,249
Unused lines of credit	3,997	26,446	$3,253	36,390

In 2020, the Company obtained two irrevocable stand-by letters of credit, with the balance of $17.6 million as of December 31, 2020, from the Federal Home Loan Bank of Boston (FHLBB) for the benefit of depositors of public funds. The purpose of the letters of credit is to collateralize the deposits held by the Company. The letters of credit expire in 2021.

NOTE 13 – DERIVATIVES

Derivatives Not Designated as Accounting Hedges: The Company offers derivative contracts to its customers and offsets its exposure from such contracts by purchasing offsetting financial contracts. The customer accommodations and any offsetting financial contracts are treated as non-hedging derivative instruments which do not qualify for hedge accounting. The notional amount of the contracts does not represent amounts exchanged by the parties. The amount exchanged is determined by reference to the notional amount and the other terms of the individual contracts. Information about these contracts is as follows (dollars in thousands):

	2020	2019
Notional amount	$103,080	$93,125
Fair value	9,068	2,776
Weighted average maturities	7.2 years	7.9 years
Weighted average fixed rates	3.98%	4.10%
Weighted average variable rates	2.17%	3.84%

The fair value of the assets is recorded as both an asset and a liability in equal amounts for these instruments.

(Continued)

RADIUS BANCORP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 14 – REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements promulgated by the federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about capital components, risk weighting, and other factors. Failure to meet minimum capital requirements can result in certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements.

The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III riles) became effective for the Bank on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Under the Basel III rules, the Company must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer was phased in at the rate of 0.625% per year from 0.00% for 2015 to 2.50% in 2019.

Quantitative measures established by regulation to ensure capital adequacy, require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier 1 and Total Capital to average assets. Management believes that as of December 31, 2020 and 2019, the Bank met all capital adequacy requirements to which it is subject.

As of December 31, 2020, the most recent regulatory notifications categorized the Bank as well capitalized by regulatory definition. To be categorized as well capitalized the Bank must maintain minimum Tier 1, Tier 1 risk-based, and Total risk-based capital ratios as set forth in the table. There have been no events or conditions since the end of the year that management believes would change the Bank’s categorization.

(Continued)

RADIUS BANCORP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 14 – REGULATORY CAPITAL REQUIREMENTS (Continued)

The following table summarizes the Bank’s regulatory capital amounts and ratios at December 31, 2020 and 2019 (dollars in thousands):

			Regulatory Requirements
	Bank Actual		Minimum Capital		Classified as Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2020:
Tier 1 (Core) capital (to adjusted total assets)	$126,797	7.41%	$68,457	4.00%	$119,800	7.00%
Common Equity Tier 1 (to risk weighted assets)	126,797	10.57	53,964	4.50	83,943	7.00
Tier 1 risk-based capital (to risk-weighted assets)	126,797	10.57	71,951	6.00	101,931	8.50
Total risk-based capital (to risk-weighted assets)	139,076	11.60	95,935	8.00	125,915	10.50

As of December 31, 2019:
Tier 1 (Core) capital (to adjusted total assets)	$119,216	8.63%	$55,239	4.00%	$96,668	7.00%
Common Equity Tier 1 (to risk weighted assets)	119,216	10.94	49,046	4.50	76,294	7.00
Tier 1 risk-based capital (to risk-weighted assets)	119,216	10.94	65,395	6.00	92,643	8.50
Total risk-based capital (to risk-weighted assets)	127,515	11.70	87,193	8.00	114,441	10.50

The Qualified Thrift Lender test requires at least 65% of assets be maintained in housing-related finance and other specified areas. If this test is not met, limits may be placed on growth, branching, new investments, FHLBB advances and dividends, or the Bank must convert to a commercial bank charter. If the test is not met the bank has up to one year to correct any issues before limits are imposed. As of December 31, 2020, the Bank is no longer required to meet the Qualified Thrift Lender test under the Covered Savings Association regulations. As of December 31, 2019, the Bank had 56.61% of assets maintained in housing-related finance and other specified areas, and accordingly did not meet the test.

NOTE 15 – FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Debt Securities Available for Sale: The fair values of debt securities available for sale are determined by matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs).

(Continued)

RADIUS BANCORP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 15 – FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Impaired Loans: The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and result in a Level 3 classification of the inputs for determining fair value. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

Appraisals for collateral-dependent impaired loans are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the Company. Once received, a member of loan department reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics.

Derivatives: The fair values of derivatives are based on valuation models using observable market data as of the measurement date (Level 2). Our derivatives are traded in an over-the-counter market where quoted market prices are not always available. Therefore, the fair values of derivatives are determined using quantitative models that utilize multiple market inputs. The inputs will vary based on the type of derivative, but could include interest rates, prices, and indices to generate continuous yield or pricing curves, prepayment rates, and volatility factors to value the position.

The majority of market inputs are actively quoted and can be validated through external sources including brokers, market transactions and third-party pricing sources.

(Continued)

RADIUS BANCORP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 15 – FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Assets and Liabilities Measured on a Recurring Basis
Assets and liabilities measured at fair value on a recurring basis are summarized below (dollars in thousands):

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2020
Assets:
Corporate bonds	$—	$33,694	$—
Municipal bonds	—	53,876	—
Asset-backed securities	—	39,654	—
U.S. Agency securities	—	34,301	—
U.S. Agency mortgage-backed securities	—	74,006	—
Commercial mortgage-backed securities	—	26,137	—
Total Debt Securities Available for Sale	—	261,668	—
Derivatives	—	9,068	—
Liabilities:
Derivatives	—	9,068	—

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2019
Assets:
Corporate bonds	$—	$35,373	$—
Municipal bonds	—	27,986	—
Asset-backed securities	—	32,756	—
U.S. Agency securities	—	37,120	—
U.S. Agency mortgage-backed securities	—	70,858	—
Commercial mortgage-backed securities	—	27,570	—
Total Debt Securities Available for Sale	—	231,663	—
Derivatives	—	2,776	—
Liabilities:
Derivatives	—	2,776	—

There were no transfers between Level 1 and Level 2 during the years ended December 31, 2020 or 2019.

(Continued)

EXHIBIT 99.1
NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Assets and Liabilities Measured on a Non-Recurring Basis
Assets and liabilities measured at fair value on a non-recurring basis are summarized below (dollars in thousands):

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2020
Impaired Loans:
Real estate loans
Residential	$—	$—	$692
Home equity lines of credit	—	—	—
Commercial	—	—	2,473
Commercial and industrial loans	—	—	3,823
Taxi Medallions	—	—	1,799
Consumer	—	—	4,585

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2019
Impaired Loans:
Real estate loans
Residential	$—	$—	$175
Home equity lines of credit	—	—	—
Commercial	—	—	368
Commercial and industrial loans	—	—	1,409
Taxi Medallions	—	—	1,867
Consumer	—	—	—

The following table presents quantitative information about level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis (dollars in thousands):

	Fair Value	Valuation Technique(s)	Unobservable Input(s)	Range (Weighted Average)
December 31, 2020
Impaired loans - real estate	$2,473	Broker Price Opinion / Internal Evaluation	Adjustment by management to reflect current conditions/selling costs	25% - 49% (39%)
Impaired loans - Commercial	$3,823	Broker Price Opinion / Internal Evaluation	Adjustment by management to reflect current conditions/selling costs	0% - 27% (0%)
Impaired loans - Taxi Medallions	$1,799	Cash Flow Model	Adjustment by management to reflect current conditions/selling costs	0% - 0% (0%)
Impaired loans - Consumer	$4,585	Cash Flow Model	Adjustment by management to reflect current conditions/selling costs	0% - 30% (10%)
Impaired loans - Residential	$692	Broker Price Opinion / Internal Evaluation	Adjustment by management to reflect current conditions/selling costs	36% - 45% (38%)

December 31, 2019
Impaired loans - real estate	$4,741	Broker Price Opinion / Internal Evaluation	Adjustment by management to reflect current conditions/selling costs	0% - 24% (11%)
Impaired loans - Commercial	$3,346	Broker Price Opinion / Internal Evaluation	Adjustment by management to reflect current conditions/selling costs	0% - 25% (9%)
Impaired loans - Taxi Medallions	$3,350	Cash Flow Model	Adjustment by management to reflect current conditions/selling costs	2% - 25% (22%)

(Continued)

EXHIBIT 99.1
NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a recorded investment of $11.6 million with a valuation allowance of $1.8 million at December 31, 2020, resulting in a provision for loan loss of $6.1 million.

The Company is required to provide supplemental financial statement disclosures of the estimated fair value of its financial instruments. Financial instruments include cash and cash equivalents, investment securities, loans, deposits, borrowings and certain off-balance sheet items such as loan commitments. Other assets significant to the Company, including bank premises and equipment, deferred tax assets, and BOLI are not considered financial instruments and are excluded from the fair value disclosures. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no active market exists for a portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimate.

Carrying amount and estimated fair values of financial instruments were as follows (dollars in thousands):

	Fair Value Measurements at December 31, 2020
	Carrying Amount	Fair Value	(Level 1)	(Level 2)	(Level 3)
Assets
Cash and cash equivalents	$411,111	$411,111	$411,111	$—	$—
Debt securities available for sale	261,668	261,668	—	261,668	—
Loans and leases, net	1,641,704	1,629,651	—	—	1,629,651
Accrued interest receivable	7,643	7,643	—	2,743	4,900
Derivatives	9,068	9,068	—	9,068	—

Liabilities
Deposits	$1,737,783	$1,738,501	$1,646,905	$91,596	$—
Repurchase agreements	5,870	5,870	—	5,870	—
Advances from FHLBB	2,843	2,782	—	2,782	—
Advances from FRB	467,889	467,889	—	467,889	—
Subordinate debt	15,138	15,840	—	15,840	—
Short term borrowings	4,000	4,000	—	4,000	—
Accrued interest payable	1,036	1,036	—	1,036	—
Mortgagors’ escrow accounts	466	466	—	466	—
Derivatives	9,068	9,068	—	9,068	—

(Continued)

EXHIBIT 99.1
NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

	Fair Value Measurements at December 31, 2019
	Carrying Amount	Fair Value	(Level 1)	(Level 2)	(Level 3)
Assets
Cash and cash equivalents	$34,882	$34,882	$34,882	$—	$—
Debt securities available for sale	231,663	231,663	—	231,663	—
Loans and leases, net	1,069,051	$1,036,573	—	—	1,036,573
Accrued interest receivable	3,543	3,543	—	1,261	2,282
Derivatives	2,776	2,776	—	2,776	—

Liabilities
Deposits	$1,188,728	$1,189,612	$883,741	$305,871	$—
Repurchase agreements	6,888	6,888	—	6,888	—
Advances from FHLBB	52,847	52,134	—	52,134	—
Subordinate debt	15,030	16,265	—	16,265	—
Short term borrowings	4,000	4,000	—	4,000	—
Accrued interest payable	970	970	—	970	—
Mortgagors’ escrow accounts	572	572	—	572	—
Derivatives	2,776	2,776	—	2,776	—

NOTE 16 - EARNINGS PER SHARE

The factors used in the earnings per share computation follow (dollars in thousands except share and per share amounts):

	2020	2019
Basic
Net income	$7,195	$5,275
Weighted average common shares outstanding	7,291,087	7,276,299
Basic earnings per common share	$0.99	$0.72

Diluted
Net income	$7,195	$5,275
Weighted average common shares outstanding for basic earnings per common share	7,291,087	7,276,299
Add: Dilutive effects of assumed exercises of stock options	96,582	68,021
Average shares and dilutive potential common shares	7,387,669	7,344,320

Diluted earnings per common share	$0.97	$0.72

As of the years ended December 31, 2020 and 2019, there were no anti-dilutive stock options.

(Continued)

RADIUS BANCORP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 17 - SUBSEQUENT EVENTS

As previously disclosed, on February 18, 2020, LendingClub Corporation (“LendingClub”) and the Company entered into an Agreement and Plan of Merger, by and among LendingClub, a wholly owned-subsidiary of LendingClub and the Company, pursuant to which LendingClub agreed to acquire the Company and thereby acquire its wholly-owned subsidiary, Radius Bank (the “Merger”).

On February 1, 2021, the Merger was completed and thereby LendingClub acquired the Company and Radius Bank. In connection with the Merger the stockholders of the Company received consideration of approximately $140 million in cash and 3,761,114 shares of LendingClub common stock.